Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE: FEBRUARY 8, 2006

MESA LABS REPORTS HIGHER THIRD QUARTER SALES AND EARNINGS

          LAKEWOOD, CO – Mesa Laboratories, Inc. (NASDAQ:MLAB) today reported higher sales and earnings for both its fiscal third quarter and nine months ended December 31, 2005.

          For the third quarter of fiscal 2006, net sales increased eight percent to $2,741,000 from $2,530,000 in the same quarter last year.  Net income for the quarter increased 13 percent to $637,000 or $.21 per diluted share compared to $563,000 or $.18 per diluted share one year ago.

          For the first nine months of fiscal 2006, net sales increased 10 percent to $8,143,000 from $7,406,000 in the same period last year.  Net income for the first nine months increased 14 percent to $1,978,000 from $1,736,000, and earnings per share increased 16 percent to $.64 per diluted share compared to $.55 per diluted share one year ago.

          Sales for the quarter were up from the prior year period by $211,000 or eight percent.  On a year-to-date basis, revenues increased $737,000 or 10 percent.  When analyzed by product for the quarter, sales of Datatrace logging products decreased by four percent, Medical products increased by eight percent and Nusonics products increased by 83 percent.  For the year-to-date, Datatrace logging products increased eight percent, Medical products increased by nine percent and Nusonics products increased by 23 percent.

          As highlighted in the last two quarterly reports, the company has begun to transition from independent manufacturer’s representatives to direct sales personnel for domestic sales of its Datatrace products.  This change to our sales channels has increased our selling costs in the new fiscal year.  Our expectation is to raise our sales levels to overcome these cost increases.  We have shown good success for the year-to-date under this change, but it is still our belief that domestic sales growth of Datatrace products may be somewhat variable over the next two quarters.

          Due to the increased sales during the most recent quarter, we were able to overcome the increased marketing costs that we have taken on, and produced net income for the current quarter and first nine months of the fiscal year that grew at a rate that exceeded the rate of sales growth.  For the quarter, net income was 23 percent of sales and for the nine month period net income was 24 percent of sales.  Diluted earnings per share grew at an even faster rate due to the company’s stock buyback program increasing 17 percent from prior year for the quarter and 16 percent for the first nine months of the fiscal year.

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          During January 2006, we began introduction of our new 90XL Dialysate Meter to the dialysis market.  This product incorporates a design with a base four channel receiver unit with interchangeable modular transducers.  This design is a departure from our fixed probe designs of the past, and will allow our customers to configure the meter to their own specific needs.

          On November 9, 2005 the company’s Board of Directors declared a regular quarterly dividend of $.07 per share of common stock, which represents a 17 percent increase from the $.06 per share rate established one year ago.  In addition, the Board of Directors declared a special one time dividend of $.25 per share of common stock, which was up 25 percent from the $.20 per share of common stock special dividend paid one year ago.  Both dividends were paid on December 15, 2005, to shareholders of record on December 1, 2005.

          During the first nine months of the fiscal year, the Company repurchased 126,291 shares of our common stock under a previously announced buyback plan.

          Mesa Laboratories develops, acquires, manufactures and markets electronic instruments for industrial, pharmaceutical and medical applications.

          This news release contains forward-looking statements which involve risks and uncertainties.  The Company’s actual results could differ materially from those in any such forward-looking statements.  Additional information concerning important factors that could cause results to differ materially from those in any such forward-looking statement is contained in the Company’s Annual Report on Form-10KSB for the year ended March 31, 2005 as filed with the Securities and Exchange Commission, and from time to time in the Company’s other reports on file with the Commission.

FINANCIAL  SUMMARY

STATEMENT OF EARNINGS (Unaudited)

	Quarter Ended December 31		Nine Months Ended December 31

	2005	2004	2005	2004

Net Sales	$2,741,000	$2,530,000	$8,143,000	$7,406,000
Cost of Goods	1,046,000	965,000	2,948,000	2,786,000

Gross Profit	1,695,000	1,565,000	5,195,000	4,620,000
Operating Expense	773,000	725,000	2,313,000	2,014,000

Operating Income	922,000	840,000	2,882,000	2,606,000
Other (Income) & Expense	(50,000)	(25,000)	(136,000)	(61,000)

Earnings Before Taxes	972,000	865,000	3,018,000	2,667,000
Income Taxes	335,000	302,000	1,040,000	931,000

Net Income	$637,000	$563,000	$1,978,000	$1,736,000

Earnings Per Share (Basic)	$.22	$.18	$.66	$.57

Earnings Per Share (Diluted)	$.21	$.18	$.64	$.55

Average Shares (Basic)	2,952,000	3,052,000	3,001,000	3,065,000

Average Shares (Diluted)	3,033,000	3,154,000	3,073,000	3,147,000

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BALANCE SHEETS (Unaudited)

	Dec. 31 2005	March 31 2005

Cash and Short-term Investments	$5,526,000	$6,882,000
Other Current Assets	4,592,000	4,241,000

Total Current Assets	10,118,000	11,123,000
Property and Equipment	1,282,000	1,265,000
Other Assets	4,208,000	4,208,000

Total Assets	$15,608,000	$16,596,000

Liabilities	$977,000	$1,217,000
Stockholders’ Equity	14,631,000	15,379,000

Total Liabilities and Equity	$15,608,000	$16,596,000

CONTACTS:
Luke R. Schmieder; President-CEO
Steven W. Peterson; VP Finance-CFO
Mesa Laboratories, Inc.
303.987.8000